Exhibit 99.1




For Immediate Release                        For more information contact:
Wednesday, April 23, 2003                    Frank T. Kane, Vice President & CFO



                           Chromcraft Revington, Inc.
                          Reports First Quarter Results


         Delphi, Indiana, April 23, 2003 - Chromcraft Revington, Inc. (NYSE:CRC) today reported earnings per share on a diluted basis of $.52 for the three months ended March 29, 2003. The Company previously reported that it expected first quarter earnings per share on a diluted basis to be in the range of $.47 to $.52.

         For the three months ended March 29, 2003, net earnings were $2,191,000, or $.52 per share on a diluted basis, compared to earnings before an accounting change of $3,329,000, or $.38 per share on a diluted basis, for the prior year period. Sales for the first quarter of 2003 decreased 18.7% to $49,431,000 compared to $60,814,000 in 2002. The number of weighted average shares outstanding used in the calculation of earnings per share was 4,101,000 in the first quarter of 2003 compared to 8,618,000 for the year-earlier period. The lower number of shares outstanding in 2003 was primarily due to the purchase of 5,695,418 shares of Company common stock by Chromcraft Revington and its employee stock ownership plan that was completed on March 15, 2002.

         Commenting on these results, Michael E. Thomas, Chairman, President and Chief Executive Officer, said that the first quarter sales decline was due to lower shipments of residential furniture primarily due to a weak economic environment and foreign import competition. Commercial furniture shipments were higher for the first quarter reflecting an improved office furniture market. The lower sales volume, particularly at the Korn Industries and Cochrane Furniture subsidiaries, had a negative impact on operating earnings. Thomas said that, in response to the overall weak sales environment, the Company adjusted production schedules to better control inventories, reduced headcount, and implemented cost reduction programs to improve profitability.

         Thomas pointed out that the Company's strategy is to operate as a low-cost, high quality manufacturer of residential and commercial furniture. To achieve this goal, the Company has increased imports of low-cost labor intensive furniture components from the Pacific Rim to supplement the Company's domestic furniture manufacturing. Using this blended approach of domestic manufacturing and selective importing, the Company is better able to control the quality of furniture and service to our customers.

         Looking forward, Thomas said that current business conditions remain difficult. He added that recent sales order trends have not improved from the first quarter and, as a result, the Company anticipates that second quarter sales and earnings will be lower as compared to the prior year period. Second quarter earnings per share on a diluted basis are expected to be in the range of $.33 to $.43, as compared to $.52 for the prior year period. The Company also expects that sales and earnings for the full year 2003 will be lower than last year's sales and earnings before an accounting change. Due to the uncertain economic environment, the Company is not able to provide specific earnings guidance for the full year.

         Chromcraft Revington designs, manufactures and sells residential and commercial furniture throughout the United States under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter Cabinet" brand names.

         This news release contains forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's expected sales and earnings, as well as other statements containing future tense or dates, or which are not historical facts, or which include words such as "expects," "anticipates," "estimates" or "projects." Forward-looking statements speak only as of the date of this news release, are not guarantees of future results or performance and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those contained in any forward-looking statement. Among such risks and uncertainties are general economic conditions; new housing starts; demand for home furnishings; cyclical nature of the furniture industry; import and domestic competition; changes in relationships with customers; effectiveness of the Company's product mix; customer acceptance of existing and new products; delays or disruptions in the shipment of the Company's products; and other factors listed from time to time in the Company's news releases and reports filed with the Securities and Exchange Commission. Chromcraft Revington does not undertake any obligation to update or revise any forward-looking statements to reflect information, developments, events or circumstances after the date of this news release.

        Condensed Consolidated Statements of Earnings (Loss) (unaudited)
                      (In thousands, except per share data)

                                                      Three Months Ended
                                                     ---------------------
                                                     March 29,   March 30,
                                                       2003        2002
                                                     ---------   ---------
Sales                                                $ 49,431    $ 60,814
                                                     --------    --------

Gross margin                                           11,035      13,492

Selling, general and administrative expenses            7,177       7,996
                                                     --------    --------

Operating income                                        3,858       5,496

Interest expense                                          324         127
                                                     --------    --------

Earnings before income taxes and accounting change      3,534       5,369

Income tax expense                                      1,343       2,040
                                                     --------    --------

Earnings before accounting change                       2,191       3,329

Cumulative effect of an accounting
     change (net of tax benefit of $1,453)                 --     (26,727)
                                                     --------    --------

Net earnings (loss)                                  $  2,191    $(23,398)
                                                     ========    ========

Earnings per share of common stock
     before an accounting change
        Basic                                        $    .53    $    .39
        Diluted                                      $    .52    $    .38

Earnings (loss) per share of common
     stock after an accounting change
        Basic                                        $    .53    $  (2.71)
        Diluted                                      $    .52    $  (2.71)

Shares used in computing earnings per share
        Basic                                           4,101       8,618
        Diluted                                         4,185       8,683

                                                                      More . . .

                Condensed Consolidated Balance Sheets (unaudited)
                                 (In thousands)

                                               March 29,  March 30, December 31,
                                                 2003       2002       2002
                                               ---------  --------- ------------
Accounts receivable                            $ 21,595   $ 25,173    $ 18,542
Inventories                                      39,636     41,424      39,812
Other assets                                      1,236      6,119       1,040
                                               --------   --------    --------

   Current assets                                62,467     72,716      59,394

Property, plant and equipment, net               37,813     41,215      38,705
Deferred income taxes and other                   2,236      1,699       2,366
                                               --------   --------    --------

   Total assets                                $102,516   $115,630    $100,465
                                               ========   ========    ========


Current portion of bank debt                   $  6,250   $  5,000    $  5,000
Accounts payable                                  6,075      9,133       5,642
Accrued liabilities                              14,451     16,287      14,611
                                               --------   --------    --------

   Current liabilities                           26,776     30,420      25,253

Bank debt                                        21,100     38,000      23,050
Other long-term liabilities                       6,398     10,345       6,392
                                               --------   --------    --------

   Total liabilities                             54,274     78,765      54,695

Stockholders' equity                             48,242     36,865      45,770
                                               --------   --------    --------

   Total liabilities and stockholders' equity  $102,516   $115,630    $100,465
                                               ========   ========    ========

                                                                      More . . .

           Condensed Consolidated Statements of Cash Flows (unaudited)
                                 (In thousands)

                                                                 Three Months Ended
                                                                ---------------------
                                                                March 29,   March 30,
                                                                  2003        2002
                                                                ---------   ---------
Operating activities
   Net earnings (loss)                                          $  2,191    $(23,398)
     Adjustments to reconcile net earnings (loss) to net cash
       provided by operating activities
         Depreciation and amortization                             1,136       1,223
         Deferred income taxes                                       (46)        (63)
         Non-cash goodwill impairment loss                            --      26,727
         Non-cash ESOP expense                                       216          38
         Stock option compensation expense                            49           8
         Changes in assets and liabilities
           Accounts receivable                                    (3,053)     (4,148)
           Inventories                                               176       2,171
           Accounts payable and accrued liabilities                  354       7,766
           Other                                                     (12)       (504)
                                                                --------    --------

   Cash provided by operating activities                           1,011       9,820
                                                                --------    --------

Investing activities
   Capital expenditures                                             (246)       (553)
                                                                --------    --------

   Cash used in investing activities                                (246)       (553)
                                                                --------    --------

Financing activities
   Net borrowing (repayment) under a bank revolving
     credit line                                                    (700)     18,000
   Proceeds from a bank term loan                                     --      25,000
   Purchase of common stock by ESOP                                   --     (20,000)
   Stock repurchase and related costs                               (923)    (40,529)
   Proceeds from exercise of stock options                           858          55
                                                                --------    --------

   Cash used in financing activities                                (765)    (17,474)
                                                                --------    --------

Decrease in cash and cash equivalents                                 --      (8,207)

Cash and cash equivalents at beginning of period                      --       8,207
                                                                --------    --------

Cash and cash equivalents at end of period                      $     --    $     --
                                                                ========    ========